                                    Exhibit 99.2

UNITED                                                                               News Release

Worldwide Communications:
Media Relations Office: 847.700.5538
Evenings/Weekends: 847.700.4088

UAL REPORTS JANUARY RESULTS

Reports Operating Loss of $151 Million

CHICAGO, February 25, 2005 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today filed its January Monthly Operating Report with the United States Bankruptcy Court. The company reported an operating loss of $151 million for January 2005. Mainline passenger unit revenue in January increased 3% over the same period a year ago, outperforming the industry. Unit costs (CASM) in January increased 1% over the same month last year on flat capacity. Excluding fuel, unit costs in January decreased 6% year-over-year. The company reported a net loss of $326 million, including $138 million of reorganization expenses.

"While we made progress in our restructuring during the month by getting in place a portion of the long-term cost savings we need, we still have work to do, including further lowering our costs, concluding our labor negotiations, and the difficult but necessary work of resolving our pension issues," said Jake Brace, executive vice president and chief financial officer.

January is historically a seasonally weak month, and this year has been additionally impacted by the weak domestic revenue environment and very high fuel prices. Fuel expense for the month was $63 million higher than January 2004 on flat capacity.

UAL ended January with a cash balance of $2.0 billion, which included $855 million in restricted cash (filing entities only). The cash balance decreased approximately $108 million during the month of January, driven by a quarterly Success Sharing reward to employees of $22 million and seasonally weak cash flow. The company received a waiver from its DIP lenders for the January monthly EBITDAR covenant, as well as an extension of the maturity date of its DIP loan from June 30, 2005 through September 30, 2005, a reduction in the interest rates United must pay under the loan, and a potential reduction in the minimum cash balance requirement from $750 million to $600 million if United meets a certain EBITDAR milestone.

United, United Express and Ted operate more than 3,500 flights a day on a route network that spans the globe. News releases and other information about United may be found at the company's website at www.united.com.

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